Code of Conduct
TABLE OF CONTENTS
A Message from Jack Boss1
Our Commitment to Environmental, Health and Safety3
Our Commitment to Each Other4
Substance Abuse4
Respecting Human Rights5
Our Commitment to the Marketplace5
Compliance with the Laws5
Antitrust Laws5
Money Laundering Prevention6
Improper Payments6
Working with Governments7
Anti-Boycott7
Our Commitment to Honesty and Integrity8
Gifts and Entertainment8
Conflicts of Interest8
Intellectual Property and Confidential Information11
Protection of Privacy12
Protection and Proper Use of Company Assets12
IT Acceptable Use and Cyber-Security12
Getting Help and Reporting Concerns13
Contacting the Ombudsperson13
Why Contact the Momentive Ethics Line?13
How the Process Works14
Non-Retaliation Policy14

A Message from Jack Boss
Dear Associates,
At MPM Holdings Inc. (Momentive), Ethics and Integrity are core values. This means that we do the right thing; we say what we mean and we do what we say. We are our word. To live these core values, we have developed a comprehensive compliance program that is focused on supporting and enhancing our business. The cornerstone of our program is Momentive’s Code of Conduct. Our Code of Conduct applies not only to Momentive, but each of its parent companies, subsidiaries and controlled affiliates.
Operating in an ethical manner is the foundation for ensuring that Momentive, its affiliates and its associates (which includes each of our employees, officers, and directors, as well as agents and others acting on behalf of the Company) comply with the letter and the spirit of the law. Momentive values its reputation for integrity. We strive to adhere to the highest ethical standards in the conduct of our business and to comply with all laws and regulations that are applicable to business. Each associate has a responsibility to maintain and advance the ethical values of the Company. We are judged not only by the business results we achieve but also by how we achieve them. We believe organizations that operate ethically and with integrity build value over time and have the best chance for long-term success.
Our Code of Conduct and its underlying policies, which form part of it, provide guidance on the high standards of integrity and the conduct expected of every associate. It cannot address every situation associates may encounter but is intended as a source of reference. It is each associate’s responsibility to read and understand the Code of Conduct. If you do not understand any aspect of the Code or Momentive’s policies, contact your manager, the Legal Department or globalcompliance@momentive.com.
In addition to understanding the principles and policies in the Code, it is each associate’s responsibility to question and report inappropriate conduct or unethical behavior by others. Reports may be made to your manager, the Legal Department, the Ombudsperson, globalcompliance@momentive.com, or unless prohibited by local law, you may make a confidential, anonymous report by calling our outside reporting service, the Momentive Ethics Line at (877)482-6908 (US and Canada); International: Dial your AT&T Direct Code, then (877)482-6908. Momentive does not tolerate retaliatory actions against any associate who in good faith reports a suspected violation of the law or the Code of Conduct.
Momentive’s policy with respect to ethical behavior is firm. Any associate who is found to have violated the Code or any other policies and procedures of the Company will be subject to disciplinary action which, for employees, may include termination of employment. Violations could also lead to civil or criminal legal proceedings.
Thank you for your continued commitment to our high standards of ethics and integrity.

President and Chief Executive Officer

VALUE PROPOSITION
At Momentive, we approach every opportunity with a keen sense of possibility and a tireless dedication to discovery. We meet every question, idea and obstacle with both a tenacious intellect and the most advanced technology. We never forget that everything we do serves our commitment to push our customers, our industry and ourselves forward.
[ADD IN MARCOMM LANGUAGE AROUND “INVENTING POSSIBILITIES”]
OUR CORE VALUES
Core Values
Defining the culture of our organization and the behaviors we desire from our associates.
Ethics and Integrity
Behave ethically with integrity and respect for others
Creative Solutions
Embrace innovation to transcend traditional ideas, structure and relationships
People and Talent
Drive a performance culture through the development and empowerment of our associates
Teamwork
Exhibit boundaryless behavior focused on the good of the whole
Environmental, Health & Safety
Act in a safe and environmentally responsible manner that protects our people, customers and communities
Meeting Our Commitments
Set the bar high and deliver on promised results
Customer Centric
Listen, understand and act with customers at the forefront of everything we do
Our Commitment to Environmental, Health and Safety
We are committed to environmental, health and safety excellence throughout our worldwide operations as a means of living up to our social responsibilities and building the value of our businesses. We pledge to work in a sustainable manner toward the vision of no accidents or injuries and minimizing impact to the environment.
Momentive is committed to providing a safe and secure workplace. We believe that safety is everyone’s responsibility. Everyone is expected to immediately report incidents, injuries and unsafe conditions. Safety is about People and we see injuries as preventable. Everyone in the Company works together to make each other safer every day.
Momentive understands its responsibility to act as a good steward to our environment and the communities in which we operate. We strive to conserve our natural resources and assure safe handling of hazardous materials by reducing their use where practical. Momentive works to meet or exceed environmental laws and regulations and we consider the EHS risks associated with new acquisitions, products and operations.
As a member of the American Chemistry Council, we are committed to the principles of Responsible Care®. We embrace product stewardship by providing our distributors and customers with information necessary to handle and manage our products safely.
Our Commitment to Each Other
Mutual Respect
Momentive believes in the creation of a respectful and friendly work environment. We hold ourselves to a higher professional standard and treat one another with dignity and respect. We embrace and respect our associates’ different backgrounds, cultures, experiences and opinions. We believe our diversity makes our Company more competitive and stronger in the global marketplace.
We are an Equal Opportunity, Affirmative Action employer. We never make employment decisions based on a person’s gender, minority status, sexual orientation, gender identity, protected veteran status, status as a qualified individual with a disability or any characteristic protected by law. We make an affirmative effort to consider candidates that are reflective of today’s workforce. We make hiring and promotional decisions based on qualifications and performance.
We believe all associates have the right to expect a workplace free from harassment, bullying or abrasive behavior. Harassment can be described as any unwelcome behavior that creates an intimidating, hostile or offensive work environment. This includes sexual harassment or behavior that consists of unwelcome sexual advances, request for sexual favors or other verbal, written, emotional or physical actions of a sexual nature towards another associate. Momentive does not tolerate harassment of our associates of any kind. Employees are encouraged to speak out and report any behavior that makes them uncomfortable or that they believe is inconsistent with our Mutual Respect Policy.
Momentive does not tolerate reprisal or retaliation against those who report concerns in good faith.
Substance Abuse
Momentive is committed to the health, safety and welfare of all of our associates, their families and customers. We maintain a drug free workplace to ensure our associates and our communities where we do business are safe. The use, possession, sale or distribution of drugs or alcohol on or off duty, at any of our workplaces is strictly prohibited.
Associates suffering from a substance abuse problem are strongly encouraged to voluntarily seek assistance by contacting your local Human Resources representative. Local assistances programs such as the Employee Assistance Program in the United States are available.
Respecting Human Rights
Fundamental human rights are core values of Momentive’s business.  Momentive prohibits any form of forced or involuntary labor, including child labor, slavery or human trafficking by the Company.  In addition, third parties acting on behalf of Momentive, are expected to uphold Momentive’s policies regarding compliance with applicable (labor) laws and respect for human rights.
Our Commitment to the Marketplace
Compliance with the Laws
Momentive complies with all laws, rules and regulations governing its businesses. A variety of national, state, provincial and local laws apply to the Company and its businesses, and some carry criminal penalties for violations. Momentive will investigate, address and report, as appropriate, all violations.
You must understand the laws, rules and regulations that apply to your business activity. Seek legal counsel if you become aware of possible violations of laws or regulations.
Think globally. Legal requirements may be inconsistent with local culture or past practices. Compliance with laws is still required even if the Company is at a competitive disadvantage.
Antitrust Laws
Momentive is committed to preserving free and competitive markets and does not engage in or condone predatory or unfair business practices. Momentive associates are required to comply with all applicable antitrust and competition laws in all of the countries where Momentive conducts business. All associates are expected to comply with Momentive’s Antitrust and Competition Policy. Violations of antitrust laws can result in costly damage to the Company’s reputation, and criminal and civil fines and penalties for the Company and its associates.
When interacting with competitors:

•	Do not agree with competitors to fix prices, rig bids, or allocate markets.

•	Restrict contact with competitors to legitimate business purposes. Seek guidance from the Legal Department when in doubt.

•	Contact the Legal Department when considering territorial or customer restrictions, distributor terminations, tying or exclusive dealing arrangements, acquisitions or joint ventures.
For additional guidance, please visit the Company’s policy page on Careful Communications and Contact with Competitors.
Money Laundering Prevention
Money laundering is the attempt to conceal the origin of illegally obtained money. People who are involved in criminal activity may try to “launder” the proceeds of their crimes to hide them or make the proceeds appear legitimate. Most countries in the world now have laws against money laundering. These laws make the acceptance or processing of the proceeds of criminal activity illegal. Momentive is committed to comply with all applicable anti-money laundering laws throughout the world. Momentive will conduct business only with customers that are reputable and whose funds are derived from legitimate sources. Momentive’s “Know Your Customer” procedure allows us to take reasonable steps to ensure that the Company does not accept forms illegally obtained money. Momentive’s integrity and reputation can be severely damaged by failing to detect those customer relationships and transactions that place us at risk. Promptly notify the Momentive Legal Department or globalcompliance@momentive.com of any suspicious activity.
Improper Payments
Offering money or anything of value in order to gain advantage in any situation is never acceptable and strictly prohibited by Momentive. Associates should not offer anything of value to obtain any improper advantage in selling goods and services, conducting financial transactions, representing the Company’s interests to governmental authorities, or for any other purpose. Momentive and its associates must comply with the letter and spirit of the Foreign Corrupt Practices Act, UK Bribery Act and other U.S. and international laws and regulations governing international business practices, even if they are inconsistent with local practice in other countries, or would place Momentive at a competitive disadvantage.
Never offer, promise, pay or authorize the giving of anything of value (such as money, goods or services) to an employee of a customer or government official to obtain or retain an improper advantage. Also, even if there is no intent to obtain or retain an improper advantage, an offer should not be made if it might create even the appearance of an impropriety or could be construed as a “bribe”, “payoff” or “deal.” A direct payment to a government agency (as opposed to an individual) for expedited service under government approved programs, may be appropriate for non-discretionary or clerical tasks in certain circumstances. For additional information, see Momentive’s Anti-bribery Policy and Red Flags.
A bribe can take many forms, including:

•	Cash

•	Kickbacks

•	Gifts

•	Entertainment

•	Travel

•	Political or Charitable Contributions

•	Hiring or Job Placements
Momentive prohibits all acts of bribery, including offering anything of value with the intent to:

•	Induce a government official to act improperly

•	Rig or circumvent a procurement process

•	Evade health and safety rules

•	Avoid import and export rules
Working with Governments
Momentive may conduct business with local, state, provincial, and national governments (including government-owned enterprises). Many countries have specific laws on interacting with government entities or officials. For example, in the U.S. and many other countries around the world, it is illegal to knowingly make false or misleading statements to a government official. It is crucial that government entities and officials are confident in our integrity. For these reasons, Momentive associates must follow the highest ethical standards and comply with the letter and spirit of all laws when interacting with a government entity or representatives.
Associates should insure that all communications, including reports, certifications, permit applications, representations, statements, proposals and claims made to government agencies are truthful, complete, accurate, and not misleading.
Before engaging in business discussions with any government official or entity, become familiar with and understand the agency rules and other regulations that may apply. Contact the Legal Department before offering anything of value, such as a gift, contribution, or entertainment, to any government official, department, agency, or representative.
International Trade
International trade control laws regulate the import and export of goods, services and technology across national borders. U.S. law also controls the release of technical information to non-U.S. nationals within the United States. Many of the countries where we do business impose trade sanctions created by the United Nations or the European Union. Trade sanctions prohibit or restrict the import or export of goods or services to or from certain countries and individuals.
Since Momentive is based in the United States, we follow applicable U.S. import and export laws even if the laws seem inconsistent with or impose more stringent requirements than under local laws or practice in other countries. Associates handling international business should be aware and understand U.S. import and export laws as well as any applicable local laws.
Momentive carefully screens its customers and suppliers to ensure the Company is compliant with any applicable import and export laws, including those restricting trade activities with certain sanctioned countries, suppliers and parties on government-prepared watch lists. Should you have any question on doing business with a particular company or region of the world, contact the Global Trade Compliance Team.
Anti-Boycott
As a U.S.-based company and under U.S. law, no associate may participate or support an unsanctioned, foreign boycott. If you are asked to participate in or receive a request for information that may be related to an illegal boycott, immediately contact Global Trade Compliance. Any requests received must be reported to the U.S. government and failure to do so is a violation of U.S. law.

Our Commitment to Honesty and Integrity
Gifts and Entertainment
Gifts and entertainment can play an important role in developing and strengthening our business relationships. Gifts and entertainment should never be used to gain an improper advantage or improperly influence a business decision. Associates must use good judgment and common sense when offering or accepting gifts or entertainment. You should never solicit a gift or entertainment. Gifts and entertainment should be reasonable and given in the ordinary course of a legitimate business activity.
No gift or entertainment should be provided that could embarrass or damage the Company’s reputation. Gifts or entertainment involving illegal conduct, drugs, prostitution or adult entertainment are prohibited. Cash or cash equivalents are also prohibited.
Momentive associates must adhere to Momentive’s Anti-bribery Policy. Contact the Legal Department for advance approval for a gift of any value that is intended for a government official.
See Momentive’s Gifts and Entertainment Policy for additional guidance and information on accepting or offering gifts and entertainment. Regional addendums have been established for associates based in or conducting business in European or Asia Pacific countries. The addendums set forth limitations based on local legal requirements and customs.
Examples of Permissible Gifts and Entertainment:
•    Modest gifts given as a token of esteem or hospitality
•    Food basket, flowers or wine
•    Reasonable meals
•    Event tickets
•    Travel accommodations in connection with a legitimate business activity

Examples of Prohibited Gifts and Entertainment:
•    Cash or cash equivalents, including gift cards
•    Anything intended as an improper benefit, corrupt influence, bribe or kickback
•    Anything the recipient is not permitted by their employer to accept

•	Activities that involve illegal conduct, drugs, prostitution or adult entertainment that is sexual in nature (e.g., strip clubs)

Conflicts of Interest
A conflict of interest is any situation where you have a personal or outside interest that conflicts (or appears to conflict) with Momentive’s interests and your ability to fulfill your work responsibilities. A conflict of interest occurs when an individual’s private interests interfere in any way – or even appears to interfere – with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.
Some common forms of potential conflicts of interest include outside employment, personal investments or family or personal relationships. For additional examples of potential conflicts of interest, see Momentive’s Conflicts of Interest Policy.
The appearance or perception of a conflict of interest can be just as damaging as an actual conflict. A potential or actual conflict of interest can negatively impact our credibility and reputation and can create mistrust and misunderstandings.
Transparency is crucial. Identifying a potential conflict of interest and promptly disclosing a potential conflict of interest allows the Company to take necessary steps to avoid any impropriety. If you think you may have or if you become aware of a conflict of interest, contact the Legal Department, your manager, HR Representative or globalcompliance@momentive.com.
Possible Conflicts of Interest include:
•    Participating in the hiring decision of a close friend or family member
•    Having a romantic relationship with a direct report
•    Engaging in competition against the Company
•    Outside employment with customers or vendors

•	Having an ownership interest in a business or providing assistance to one that competes against Momentive
•    Soliciting or receiving personal loans from customers or vendors
•    Using Company resources, time or facilities for personal gain

Corporate Opportunities. Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Fair Dealing. Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.
Financial Integrity
Momentive will maintain the highest integrity in its financial reporting, accounting operations and in making other public disclosures such as filings with the Securities and Exchange Commission (SEC) and press releases. Failure to insist on accurate financial reporting and adequate disclosure to the public can destroy Company value and may result in significant penalties for the Company and any associates involved.
Our associates understand and adhere to Momentive’s accounting and financial reporting policies. Momentive is committed to maintaining accurate books and records and a system of internal controls that is sufficient to assure management’s control and responsibility over the Company’s assets. Our financial statements and all books and records accurately reflect all transactions of the Company in accordance with Company policies and generally accepted accounting policies.
We prepare the Company’s public disclosures with information that is accurate, complete, relevant, timely and understandable as required by law in the countries where we do business. Reports or other documents filed with the SEC and other public communications will contain, and each associate will ensure, full, fair, and accurate disclosures.
Our associates communicate openly, honestly with our internal and independent auditors. Associates act in good faith and with due care, without misrepresenting material facts or allowing independent judgment to be subordinated by others.
Associates are encouraged to report any concerns regarding questionable accounting or audit matters to any member of the Audit Committee, the General Auditor, the Ombudsperson or where not prohibited by local law, anonymously to the Momentive Ethics Line at (877)482-6908 (US and Canada); International: Dial your AT&T Direct Code, then (877)482-6908.
Insider Trading
The securities laws dealing with insider trading are intended to ensure fair and honest stock markets. Conduct in violation of securities laws can subject individuals as well as the Company to civil and criminal penalties and is contrary to our values.
During your employment, you may become aware of information regarding Momentive or another company with which we do business that should not be disclosed. Confidential business information should be restricted to those associates who “need to know” in connection with the Company’s legitimate business, especially if it concerns any entity that has publicly traded securities. You and your immediate family members should not buy or sell securities of the Company or any other entity if you possess material, non-public information about that company. Communication of material, non-public information to another person who trades or advises others to trade based on that information is also illegal. We must be diligent to ensure we do not misuse information for our own or someone else’s personal gain.
Be aware that material, non-public information can include:

•	Company earnings projections.

•	Significant accounting actions such as write-downs of assets, increases in reserves, or earnings restatements.

•	The filing of a significant lawsuit.

•	The fact that a major acquisition or sale of assets is being negotiated.

•	Reaching an agreement with a customer or supplier that could have a significant impact on the Company’s revenues or income.

•	The hiring or termination of a key executive.
Civil penalties include fines of up to three times the profits gained or losses avoided, and can be imposed upon the illegal trader and his tipper.

Criminal penalties can include fines of up to $5,000,000 for persons ($25,000,000 for the Company) and up to 20 years in prison. The illegal trader's employer and supervisors may also be held liable as "Controlling Persons” and be fined up to $1,000,000 or three times profits gained or losses avoided.

Intellectual Property and Confidential Information
The Company’s intellectual property is vital to the Company’s success in the marketplace. Intellectual property includes patents, trademarks and copyrights, as well as the Company’s confidential information, whether trade secrets, know-how, business plans, product pricing, plant operation guidelines, or other confidential information regarding customers, suppliers or business transactions and other proprietary information. Confidential information includes all non-public information that, if disclosed, might be of use to competitors, or harmful to the Company, its customers, suppliers, or other parties with which it does business. During the course of your employment, you may become aware of confidential information belonging to the Company or entrusted to it by third parties. We have a responsibility to protect our confidential information and the confidential information entrusted to us by third parties. Doing so allows our businesses to continue to grow through product innovation and increases our shareholder value.
Improperly disclosing confidential information can create serious financial, strategic or competitive problems for the Company. We must never use Momentive’s intellectual property or confidential information for our own personal benefit.
When dealing with confidential information, be sure to:

•	Restrict confidential information to those associates who “need to know” in connection with the Company’s business

•	Do not talk about sensitive business information in public places

•	Clear and coordinate all discussions of business matters with the media through the Investor Relations Manager

•	Do not provide any confidential information to a third party, including former employees, without obtaining a Non-Disclosure Agreement

•	Never take confidential and/or proprietary information belonging to the Company for yourself

•	Use a screen protector on your laptop to protect information when you are working outside the office (hotels, airplanes, conferences, etc.)

•	Be cautious of cold calls and emails outside the organization asking for names and phone numbers, market research information, or customer information

•	Do no click on unfamiliar links in emails from outside our organization

•	Do not use flash or thumb drives to store confidential information

•	Use labels to designate information as “Confidential”

•	Do not store confidential information on your personal computers or mobile devices

•	Use passwords, encryption and access restrictions to protect electronic information

•	Keep physical records that contain confidential information in locked offices and drawers; don’t leave confidential information on your desk or in the open

•	Do not leave your laptop, smart phone or other mobile devices in unsecured locations

•	Do not forward company email to a non-company account

•	Use code names for mergers, acquisitions, dispositions, or other confidential business transactions

•	Never share your password
Protection of Privacy
Momentive is committed to the protection of personal data. Personal data is any data that directly or together with other data allows someone to identify an individual. Our information-based society is constantly creating increasing amounts of personal data, such as individual consumer and financial data, which must be protected from unauthorized or illegal use and disclosure. Momentive will protect personal data that we collect from, or maintain about, our associates, customers and suppliers. Each of us must take care to protect personal data in our possession from inappropriate or unauthorized use or disclosure.
Momentive complies with all applicable privacy laws, regulations, and treaties. We take the appropriate steps necessary to ensure that we adequately use and maintain the confidentiality of personal data by e.g. limiting access for employment and business purposes only. We act in accordance with our Privacy Policy and all applicable laws.
If you become aware of an unauthorized use or illegal disclosure, promptly notify your manager, HR Leader, Privacy Team, Legal Department, Ombudsperson or globalcompliance@momentive.com.
Protection and Proper Use of Company Assets
All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All listed Company assets should be used for legitimate business purposes.
T Acceptable Use and Cyber-Security
We are committed to providing our associates with the necessary IT systems and equipment to perform their job responsibilities and further the goals of the Company. Systems and equipment are provided for Momentive business purposes. Limited personal web use which is not an abuse of Company time and/or resources and which does not violate Momentive’s IT Acceptable Use Policy is permitted.
Downloading, displaying, storing or distributing materials that may be considered obscene, racist, sexist, threating, or otherwise offensive, harassing or that creates a hostile work environment for others is prohibited.
You should refrain from keeping personal items or information that you consider private in your work area or on Company information systems. Momentive reserves the right to gain access to these areas, in accordance with applicable local laws or workplace agreements.
Momentive systems must be protected from unauthorized access, theft, misuse and abuse. The Company has invested in multiple layers of cyber defense; however, you are the most important resource to the Company when it comes to Anti-Phishing and Cyber Security. You may not realize it, but you are empowered as the last line of security defense. If you suspect something suspicious, it is your obligation to inform our IT and Security teams. We must be cautious when working with emails received from external sources. Opening attachments or browsing sites which may be malicious can result in the breach of corporate systems. Be sure, secure.
Getting Help and Reporting Concerns
Associates are expected to promptly report compliance concerns. Contact Your Manager, HR Representative, the Legal Department, Ombudsperson, globalcompliance@momentive.com or Use the Momentive Ethics Line (subject to local limitations).
Contacting the Ombudsperson
The Ombudsperson for your country or region, and the Global Ombudsperson are available for you to report any compliance concerns and for you to ask compliance-questions. Appropriate contact information is available at the Momentive Ombuds Network. Every call to an Ombudsperson will be investigated and corrective actions will be taken as appropriate.
Why Contact the Momentive Ethics Line?
If you have a concern and don’t feel comfortable speaking up in person, or if you wish to remain anonymous, you can contact the Momentive Ethics Line. The Momentive Ethics Line is operated by an independent provider and does not use caller identification. The Momentive Ethics Line is a multilingual resource available to associates 24 hours, 7 days a week and 365 days a year. Trained specialists, with assistance from qualified interpreters as necessary, will take a report in your local language. Every call to the hotline will be investigated and corrective actions will be taken as appropriate. For US and Canada dial +1 877 482 6908; International, Dial the AT&T Direct Code for your country, then +1 877 482 6908 or www.momentive.alertline.com.
Examples of Concerns to Report (Except EU):
Antitrust and fair trading
Espionage or sabotage
Falsification of travel and expense records
Falsification of financial records
Destruction of business records
Inappropriate gifts, bribes and kickbacks
Misrepresentation of information
Trading on insider information
Unauthorized use or disclosure of confidential information
Momentive policy or legal concerns
Help with integrity questions
Workplace safety
Environmental compliance
Whistleblower concerns
Workplace conduct
Conflicts of Interest
Trade compliance issues

Concerns to Report in the EU are Limited to the Following:
Antitrust and fair trading
Espionage or sabotage
Falsification of travel and expense reports
Falsification of financial records
Destruction of business records
Inappropriate gifts, bribes and kickbacks
Misrepresentation of information
Trading on insider information
Unauthorized use or disclosure of confidential information
Fraud and embezzlement
Concerns about specific threats to employee health or safety
Concerns about environmental compliance
Misuse or misappropriation of Company assets or information
Other crimes or offenses detrimental to the Company
Trade compliance issues

NOTE: Concerns may be raised anonymously, except where prohibited by local law.
How the Process Works

1.
First, tell us what happened. You will be asked a series of questions regarding your concern. If you are using the telephone, it may take a few minutes for a translator to join the call. Please be patient and remain on the line.

2.	Next, tell us how we can contact you regarding the concern. If you do not want to provide your name, you have the option of remaining anonymous.

3.	When you submit your concern, you will be given a Report Number and a Personal Identification Number (PIN) and instructions on using the hotline or website to follow up on your report.

4.	Every report will be investigated and corrective actions will be taken as appropriate.
Non-Retaliation Policy
Momentive does not tolerate reprisal or retaliation against those who report concerns in good faith.
Policy References:
Anti-bribery Policy

•	Anti-bribery Policy Regional Addendum – Europe

•	Appendix 1: Anti-bribery Red Flags
Antitrust and Competition Policy

•	Appendix I: Careful Communication Guidelines

•	Appendix 2: Guidelines for Contact with Competitors
Conflicts of Interest Policy
Delegation of Authority Policy
Gifts and Entertainment Policy

•	Gifts and Entertainment Policy Regional Addendum – APAC

•	Gifts and Entertainment Policy Regional Addendum – Europe
Global Mutual Respect Policy
IT Acceptable Use Policy
Privacy Policy
Records Retention Policy and Schedule

Please note: Any further Policy which the Company issues and which addresses any of the topics ruled in this Code of Conduct shall automatically form part of this Code of Conduct.

Waivers and Amendments. Any waiver of this Code of Conduct for executive officers or directors may be only made by the Board of Directors or an appropriate committee of the Board of Directors. Amendments to this Code of Conduct must be approved by the Audit Committee of the Board of Directors.

Revision Date: 10/25/2017

1